Exhibit 99.2

24/7 Real Media

FOR IMMEDIATE RELEASE

24/7 REAL MEDIA RAISES GUIDANCE FOR FULL YEAR 2004 AND UPDATES GUIDANCE FOR
FOURTH QUARTER 2003
Revises 2004 Guidance Upward to Reflect Addition of Real Media Korea;

Projects Year-Over-Year Revenue Increase of Approximately 48%;

Anticipates 4Q03 Revenues to Rise 8%-10% Sequentially From 3Q03 Revenues

NEW YORK — January 12, 2003 — 24/7 Real Media, Inc. (Nasdaq: TFSM), the only gateway to the total spectrum of interactive marketing and technology solutions for online marketers and publishers, today announced that it has raised its guidance for 2004 and updated guidance for the fourth quarter of 2003.

24/7 Real Media raised its revenue guidance for 2004 to a range of $70 million to $75 million, which at the midpoint represents an increase of approximately 48% over projected 2003 revenues.  The Company also expects to achieve full-year operating profitability during 2004.  The improved guidance reflects the contribution from the Company’s acquisition of Real Media Korea.

The Company also updated its guidance for the fourth quarter, with its preliminary, unaudited estimates indicating 8%-10% sequential revenue growth from the third quarter of 2003.  The Company’s updated guidance also indicates positive EBITDA for the fourth quarter.  These preliminary estimates are subject to revision upon the completion of an audit of the full year’s results by the Company’s outside auditors.

David J. Moore, 24/7 Real Media’s chairman and CEO, said, “The outlook for our business remains robust.  We continue to anticipate strong 2004 results, driven by our recent acquisition of Real Media Korea, as well as several other operational and strategic initiatives.  24/7 Real Media is very well positioned to benefit from a strengthening Internet advertising marketplace, and we will continue to aggressively pursue accretive business development opportunities.”

Real Media Korea’s financial results are not included in 24/7 Real Media’s results for the fourth quarter of 2003, since the acquisition was completed in 2004.

24/7 Real Media will host a conference call this afternoon at 5:00 PM EST and will provide a more detailed discussion of the acquisition and its implications at that time. The conference call will be broadcast live over the Internet at www.247realmedia.com. Please allow extra time prior to the call to visit the site and download the streaming media software required to listen to the Internet broadcast. The online archive of the call will be available two hours after the call.

About 24/7 Real Media, Inc.

24/7 Real Media is the only gateway to the total spectrum of interactive marketing and technology. With expertise in all facets of interactive media, 24/7 Real Media is the starting point for both publishers and marketers, enabling both to maximize customer relationships and revenue. Products and services include Internet ad serving, Web analytics, search engine optimization, online media representation and integrated marketing solutions designed to specifically address client goals and objectives. The company is headquartered in New York, with offices in other major U.S. cities, Europe and Canada. For more information, please visit www.247realmedia.com.

Caution Regarding Non-GAAP Financial Measures

Investors are cautioned that the EBITDA information contained in this news announcement is not a financial measure under generally accepted accounting principles. In addition, it should not be construed as an alternative to any other measures of performance determined in accordance with generally accepted accounting principles, or as an indicator of our operating performance, liquidity or cash flows generated by operating, investing and financing activities, as there may be significant factors or trends that it fails to address. We present this EBITDA financial information because we believe that it is helpful to some investors as one measure of our operations. We caution investors that EBITDA financial information, by its very nature, departs from traditional accounting conventions; accordingly, its use can make it difficult to compare our results with our results from other reporting periods and with the results of other companies.

Caution concerning forward-looking statements

This news release includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are naturally subject to uncertainty and changes in circumstances. Actual results may vary materially from the expectations contained herein because of changes in economic, business, competitive and/or regulatory factors. More detailed information about those factors is set forth in our filings with the Securities and Exchange Commission. In addition, the following factors, among others, could cause actual results to differ materially from those described herein: unanticipated accounting adjustments, enhanced competition, adverse changes in relationships with employees or major customers, loss of faith in Internet advertising, international risks, and other economic, business, competitive and/or regulatory factors affecting the businesses of 24/7 Real Media.  The guidance provided in this press release is based on limited information available to the Company at this time, and is subject to change.  In addition, certain guidance regarding results is on a modified EBITDA basis consistent with the modified EBITDA results included in previous earnings release. All information in this release is current as of January 12, 2004. The Company is under no obligation (and expressly disclaims any such obligation) to update or alter its forward-looking statements as a result of new information, future events or otherwise.

For more information, please contact:

Investor Relations	Media Relations
Trúc N. Nguyen	Stan Froelich
VP, Investor Relations	VP, Media Relations
Stern & Co.	Stern & Co.
Telephone: 212-888-0044	Telephone: 212-888-0044
Email: tnguyen@sternco.com	Email: sfroelich@sternco.com

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